Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Blue Room Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Other	Units, each consisting of one ordinary share, par value 0.0001 per share, one redeemable warrant to acquire one ordinary share, and one right to acquire one-tenth of one ordinary share(2)	Rule 457(o)	23,000,000	$10.00	$230,000,000	0.00014760	$33,948.00
Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	23,000,000	--	--	--	--	(4)
Other	Redeemable warrants, included as part of the units(3)	Rule 457(g)	23,000,000	--	--	--	--	(4)
Other	Rights included as part of the units(3)	Rule 457(g)	23,000,000	--	--	--	--	(4)
Equity	Ordinary shares underlying rights included as part of the units(3)	Rule 457(o)	2,300,000	$10.00	$23,000,000	0.00014760	$3,394.80
Equity	Ordinary shares issuable to the Representative	457(a)	1,035,000	$10.00	$10,350,000	0.00014760	$1,527.66

Total Offering Amounts					$263,350,000		$38,870.46
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$38,870.46

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Includes up to 3,000,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.